Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Benjamin S. Ruffin
September 23, 2004		(336) 725-1311
(336) 725-1313 Fax
ruffinb16@prodigy.net

M&F BANCORP, INC. ANNOUNCES ENGAGEMENT WITH KORN/FERRY

Durham, NC — (September 23, 2004) M&F Bancorp, Inc. announced today that, its Board of Directors has engaged Korn/Ferry International to conduct an executive search for the position of chief executive officer of the holding company. Mr. Lee Johnson, Jr. has announced his plans to retire as President and Chief Executive Officer of Mechanics and Farmers Bank and President and Chief Executive Officer of M&F Bancorp, Inc. on or before June 30, 2006.

Mr. Benjamin S. Ruffin, Chairman of the Board of M&F Bancorp, Inc. commented, “this is a logical step in strengthening the succession plan. This will ensure that we will always have a strong management team and that future transitions will be relatively seamless”.

M&F Bancorp, Inc., a one-bank holding company with assets of approximately $219.0 million as of June 30, 2004, is the parent company of Mechanics and Farmers Bank. The Company’s common stock is quoted in the over-the-counter market through the National Daily Quotation System (“pink sheets”) published by the National Quotation Bureau, Inc. under the symbol “MFBP.” For additional information contact M&F Bancorp Corporate Headquarters, 2634 Durham-Chapel Hill Blvd., Durham, NC or visit http://www.mfbonline.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including regulatory approvals, completion of the due diligence process, success of acquiring new locations and integrating newly acquired branches, additional expansion opportunities, the effect of changing economic conditions, product demand, changes in the regulatory environment, and other risk factors detailed in M&F Bancorp’s Securities and Exchange Commission filings.

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